EXHIBIT 19.1


                           VIBRO-TECH INDUSTRIES, INC.
                         Suite 201-11240 Bridgeport Road
                          Richmond, B.C. Canada V6X 1T2

                        NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the annual general meeting of the shareholders of Vibro-Tech Industries, Inc. (the "Company") will be held at 11:00 A.M. on Wednesday, December 15, 1999 in the board room at Suite 600 - 1090 West Pender Street, Vancouver, British Columbia, Canada V6E 2N7 for the following purposes:

     1. to receive and consider the annual report and to receive and consider the audited financial statements for the year ending December 31, 1998 together with the auditors' reports thereon;

     2. to appoint Jorgensson Telford & Sadovnick, P.L.L.C., Bellingham, Washington as auditors of the Company for the ensuing year and to authorize the board of directors to fix their remuneration;

     3.   to elect directors for the ensuing year;

     4. to consider, and, if thought advisable, approve by ordinary resolution the reservation of the number of shares that is 20 percent of the outstanding shares from time to time for the grant of directors', employees', and consultants' stock options on terms and conditions to be determined by the directors;

     5. to consider any permitted amendment to, or variation of, any matter identified in this notice; and

     6. to transact such other business as may properly be transacted at the meeting.

Copies of the consolidated financial statements and auditors' report to be placed before the meeting will be mailed later and separate from this notice and information circular. The board of directors has fixed the close of business on December 1, 1999 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting. If you are unable to attend the annual general meeting in person, please read the notes accompanying the instrument of proxy and complete and return the proxy to the address and within the time set out in the notes. The enclosed proxy is solicited by management, but you may amend it, if you so desire, by striking out the names listed in the form and inserting in the space provided, the name of the person you wish to represent you at the meeting.

DATED at Vancouver, British Columbia, Canada as at November 2, 1999.


BY ORDER OF THE BOARD

(signed) Gary MacDonald